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                                EXHIBIT 10.107

                              EMPLOYMENT CONTRACT

as of August 6, 1998

Andrew Reimer
c/o Trimark Pictures, Inc.
2644 30th Street
Santa Monica, CA 90405

Dear  Andy:

     This letter shall set forth the principal terms of employment agreement (the "Agreement") with Trimark Pictures, Inc. ("Trimark").

1.   TITLE: Senior Vice President, Worldwide Television.

2. BASE SALARY: One hundred sixty-five thousand dollars ($165,000.00) per year for the first year of the Term and one hundred seventy-five thousand dollars ($175,000.00) per year for the second year of the term.

3.   TERM:  Two years.  From August 6, 1998 through August 5, 2000 (the
"Term").

4.   RESPONSIBILITIES:   You shall be responsible for the sale and
exploitation of Trimark's product by means of all forms of television (including, without limitation, free, cable, pay, pay-per-view, satellite, pay-per-transaction, network and syndication) exploitation throughout the world. You shall also work with the Vice President of Television Production in connection with the creation and development of TV movies and other television productions. In addition, we have agreed that at some time during the Term, Trimark shall have the right (but not the obligation) to transfer the responsibilities for the non-theatrical exploitation of Trimark's product to you.

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EXHIBIT 10.107. (CONTINUED)

5.   BONUS PROVISIONS:

1.   DEFINITIONS:

     1. "DOMESTIC" shall mean the United States, Canada and their respective territories, possessions, military and diplomatic stations and posts, wherever located as well as all ships, planes and space craft flying the U.S. or Canadian flag.

     2.     "FOREIGN" shall mean the world excluding the Domestic territory.

     3.     "MOVIE" shall mean either a Theatrical Movie or a Video Movie.

     4.     "MOVIES" shall mean one or more Movie.

     5. "THEATRICAL MOVIE" shall mean a motion picture released by Trimark during the Term in the U.S. theatrical marketplace that earns no less than one million dollars in box office receipts during its initial U.S. theatrical release.

     6.     "THEATRICAL MOVIES" shall mean one or more Theatrical Movie.

     7. "VIDEO MOVIE" shall mean a motion picture distributed by Trimark during the term that is not a Theatrical Movie.

     8.     "VIDEO MOVIES" shall mean one or more Video Movie.

     9. "FOREIGN REVENUE" shall mean all sums actually received or credited to the account of Trimark from all Foreign distribution sources (be it theatrical, home video or television) as a license fee payable from such sources with respect to any or all Movies while you are rendering services for Trimark.

     10.    "VIDEO REVENUE" shall mean the aggregate of the following amounts:

            (1) all sums actually received by or credited to the account of Trimark from all U.S. and Canadian television distribution sources (be it free, cable, premium, pay-per-view or otherwise) as a license fee payable from such sources with respect to any or all Video Movies while you are rendering services for Trimark;

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EXHIBIT 10.107. (CONTINUED)

            (2) during the time period that you are responsible for the Non-Theatrical exploitation of the Video Movies, all sums actually received by or credited to the account of Trimark from all U.S. and Canadian non-theatrical sources, as such term is customarily used in the entertainment industry (be it airlines, ships-at-sea, colleges, armed forces or otherwise), as a license fee payable from such sources with respect to any or all Video Movies;

            (3) all sums actually received by or credited to the account of Trimark from all television production sources (i.e., revenues derived from television networks or other co-production partners with respect to the television exploitation of a motion picture produced by Trimark) while you are rendering services for Trimark.

     11. "NON-THEATRICAL MOVIES" shall mean those Video Movies that are exploited in the non-theatrical medium and for which you have responsibility for overseeing such non-theatrical exploitation.

     12. "THEATRICAL REVENUE" shall mean the aggregate of the following amounts:

            (1) all sums actually received by or credited to the account of Trimark from all U.S. and Canadian television distribution sources (be it free, cable, premium, pay-per-view or otherwise) as a license fee payable from such sources with respect to any or all Theatrical Movies while you are rendering services for Trimark;

            (2) during the time period that you are responsible for the Non-Theatrical exploitation of the Video Movies, all sums actually received by or credited to the account of Trimark from all U.S. and Canadian non-theatrical sources, as such term is customarily used in the entertainment industry (be it airlines, ships-at-sea, colleges, armed forces or otherwise), as a license fee payable from such sources with respect to any or all Theatrical Movies.

  2.  DOMESTIC BONUS

  At the conclusion of each year of the Term, Trimark shall calculate the Video Revenue and the Theatrical Revenue received for said year. Provided that the Domestic Video Revenue for such year exceeds four million dollars ($4,000,000.00) for said year,

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EXHIBIT 10.107. (CONTINUED)

you will receive a sum (the "Bonus") which shall be calculated as follows:

        1.   The Video Revenue in excess of four million dollars
($4,000,000.00) and all of the Theatrical Revenues shall be deemed to be the "Domestic Bonus Pool".

        2. You shall receive a sum equal to (i) one percent (1%) of the Domestic Bonus Pool for said year that is in excess of four million dollars ($4,000,000.00) but less than six million five hundred thousand dollars ($6,500,000.00); and (ii) one-half percent (0.5%) of the Domestic Bonus Pool for said year that is in excess of six million five hundred thousand dollars ($6,500,000.00).

        3. Notwithstanding anything herein to the contrary, in no event shall the Domestic Bonus exceed forty-five thousand dollars ($45,000.00) per year of the Term.

     3. FOREIGN BONUS

     You shall receive a sum equal to point two seven five percent (0.275%) of the Foreign Revenue per year, to a maximum of forty-five thousand dollars ($45,000.00).

     4. CORPORATE BONUS

     In the event that Trimark institutes a corporate bonus (the "Corporate Bonus") policy that you are entitled to participate in, the following shall apply with respect to the Domestic Bonus, the Foreign Bonus and the Corporate
Bonus:

        1. In the event that the combined sum of the Domestic Bonus and the Foreign Bonus (the "Performance Sum") is less than sixty-five thousand dollars ($65,000.00), you shall be entitled to receive one hundred percent (100%) of all monies otherwise due you with respect to the Corporate Bonus.

        2. In the event that the Performance Sum is sixty-five thousand dollars ($65,000.00) or more, the following shall apply:

             (1) First, you shall first receive all sums otherwise due you with respect to the Corporate Bonus until such Corporate Bonus amounts, when combined with the Performance Sum, is equal to ninety thousand dollars ($90,000.00).

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EXHIBIT 10.107. (CONTINUED)

             (2) Then, we shall calculate the "Difference Amount" by subtracting sixty-five thousand dollars ($65,000) from the Performance Sum.

             (3) The next dollars due you with respect to the Corporate Bonus to a maximum of the Difference Amount shall be retained by Trimark for its own account.

             (4) All sums, if any, otherwise due you thereafter with respect to the Corporate Bonus shall be payable to you.

     5.   LIBRARY BONUS

     In the event that you license a sufficient amount of Trimark's library product (as Trimark shall reasonably determine, in good faith), Trimark shall pay you an additional bonus as Trimark shall, in its good faith, determine.

     6.   ACCOUNTINGS

     Trimark shall provide you with semi-annual statements (and payments, if applicable) with respect to the Domestic Bonus and Foreign Bonus and, provided that you are not in breach of this Agreement, for the five (5) year period of time following the termination of this Agreement, Trimark shall provide you with semi-annual royalty statements (and payments, if applicable) with respect to the Domestic Bonus and Foreign Bonus for the first two years following the termination of this Agreement and annual royalty statements (and payments, if applicable) for the subsequent three (3) years.

6.  BENEFITS:   You will be eligible for all Employee Benefits, Medical,
Dental, Vision, Life, Long Term Disability Insurance and 401(k) per The Companies standard benefit program. Vacation will accrue at a rate equal to 15 days a year.

7.  RENEWAL:   You agree that for the period commencing 90 days prior to the conclusion of the above mentioned term and continuing for 30 days, you will enter into exclusive negotiations regarding the renewal of this agreement. If at the end of the Term you and Trimark are unable to reach an agreement regarding the renewal of your employment with Trimark, your employment with Trimark shall continue on a month to month basis

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EXHIBIT 10.107. (CONTINUED)

at the same terms contained in this agreement unless terminated by Trimark or you upon 30 days prior written notice.

8. MITIGATION: If you are terminated by Trimark for any reason other than cause, Trimark will pay you the remaining sums due you pursuant to this Agreement, in accordance with your regular payment schedule, throughout the Term until such time as you shall become otherwise employed in a job of equal or greater compensation, otherwise Trimark shall make up the difference through the duration of the Term. You will also be eligible to receive all employee benefits, medical, dental, vision, life and 401(k) per Trimark's standard benefit program through the duration of the Term or until such time as you become otherwise employed with equivalent Employee Benefits.

9. CONFIDENTIAL INFORMATION; RESULTS AND PROCEEDS: You hereby expressly agree that while employed by Trimark you will not disclose any confidential matters of Trimark prior to, during or after your employment including the specifics of this contract. In addition, you agree that Trimark shall own all rights of every kind and character throughout the universe, in perpetuity to any material and/or idea suggested or submitted by you or suggested or submitted to you by a third party that occurs during the Term and are within the scope of your employment and responsibilities hereunder. You agree also that during the Term, Trimark shall own all other results and proceeds of your services that are related to your employment and responsibilities hereunder.

     This Agreement shall be binding and supersedes any and all other agreements, either oral or in writing. Any modification of this agreement will be effective only if signed by Trimark and you.

Sincerely,

Tim Swain
Executive Vice President

     If the above meets with your approval, please countersign this letter and return the fully executed letter to me.


AGREED TO AND ACCEPTED BY:
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Andrew Reimer                             Date
Social Security Number:    ###-##-####